HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS TO ACQUIRE PACIFIC BRANDS LIMITED, THE NO. 1 UNDERWEAR AND INTIMATE APPAREL COMPANY IN AUSTRALIA

•	Cash Transaction Values Publicly Traded Pacific Brands Limited at US$800 Million

•	Pacific Brands’ Portfolio Includes Bonds, Australia’s No. 1 Men’s and Women’s Underwear Basics Brand and Berlei, the Country’s Leading Premium Bra Brand

•	Combination to Create Significant Value by Supporting Pacific Brands’ Growth Plans and Leveraging HanesBrands’ Global Supply Chain

•	Investor Conference Call and Webcast to be Held at 9 a.m. Thursday, April 28, 2016

WINSTON-SALEM, N.C. (April 27, 2016) - HanesBrands (NYSE: HBI), a leading worldwide marketer of underwear, intimate apparel and activewear, today announced that it has entered into a definitive agreement to acquire Pacific Brands Limited, the leading underwear and intimate apparel company in Australia.

The acquisition would be Hanes’ sixth in the past three years and would add Australia and New Zealand to the list of countries where the company holds the No. 1 or No. 2 market share position for underwear, intimate apparel or hosiery. The countries include the United States, Canada, Mexico, Brazil, France, Germany, Italy, Spain, and South Africa.

HanesBrands projects that under its ownership publicly traded Pacific Brands (ASX: PBG) would have calendar 2016 net sales in its core Underwear and Sheridan businesses of approximately AUD800 million (US$600 million) and adjusted operating profit of AUD75 million (US$56 million). The Melbourne-based company, which has a June fiscal year end, sells primarily in Australia with some distribution in New Zealand, the United Kingdom and Asia.

The transaction is valued at approximately US$800 million on an enterprise-value basis, or slightly more than 10 times projected calendar 2016 EBITDA (for all businesses), and would pay Pacific Brands shareholders AUD1.15 per share.

The all-cash transaction is expected to be immediately accretive to adjusted earnings per share and deliver an after-tax internal rate of return in the mid-teens. It is projected to deliver full benefits within three years, attaining adjusted operating profit of approximately US$100 million, contributing approximately US$0.25 to Hanes’ adjusted EPS.

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“Pacific Brands is a natural addition to the HanesBrands portfolio with its strong market-leading brands that will be complemented by our global supply chain,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “In the span of 10 years, we have transformed the company through acquisitions and our Innovate-to-Elevate initiatives. We have tripled operating profits and expanded from a $4 billion company concentrated in the United States to a $7 billion global underwear and activewear powerhouse spanning the Americas, Europe and Asia-Pacific. This foundation will serve as a catalyst for even further growth and value creation for the foreseeable future.”

Pacific Brands has three business units - Underwear, Sheridan, and Tontine & Dunlop. The company has undergone significant restructuring over the past two years to streamline its portfolio to focus on the core Underwear and Sheridan businesses.

Hanes intends to divest the Tontine pillow business and Dunlop Flooring business, which Hanes does not consider part of Pacific Brands’ core. Combined, they account for 12 percent of sales and operating profit (excluding corporate overhead allocation). Hanes is not including sales and profits for those businesses in its long-term projections.

Pacific Brands’ restructuring and focus on Underwear and Sheridan has resulted in significant sales and profit growth. Based on fiscal 2016 expectations, the core businesses have a combined two-year compound annual sales growth rate of approximately 8 percent.

Of the core business, Underwear accounts for three-fourths of sales and includes underwear, bras, socks, hosiery, babywear and outerwear. The Underwear group is successfully executing growth strategies to reshape its wholesale business, expand distribution, and increase retail and online sales. The group operates more than 150 company retail stores and retailer shop-in-shops.

Underwear has a three-year compound annual sales growth rate of 7 percent. The company’s biggest Underwear brand is the fast-growing Bonds, an iconic century-old brand that holds the No. 1 market share for men’s underwear, women’s underwear, children’s underwear, babywear and socks, as well as the No. 3 position in bras. In addition, the Berlei brand of premium bras sold in department stores is No. 2 in overall bra market share and No.1 in sports bras.

Bonds sales have increased 40 percent since 2013. In the first half of fiscal 2016, retail sales at Bonds stores increased 39 percent, driven by store openings and 22 percent comparable-store sales growth.

The acquisition is expected to result in significant savings through the use of Hanes’ large-scale, low-cost global supply chain. Pacific Brands sources the significant majority of its underwear and intimate apparel production from third-party manufacturers, while Hanes relies primarily on company-owned manufacturing. The acquisition also would add to Hanes’ global product design, development and innovation capabilities that span the Americas, Europe and the Pacific Rim.

The Sheridan business, which accounts for a quarter of the core business, has benefited from newly combined infrastructure with the Underwear group. Sheridan markets luxury linens, towels, bedding accessories, and loungewear in the retail and wholesale channels and has recently launched babywear.

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“Pacific Brands, led by a top-notch management and marketing team, will make a significant addition to our worldwide portfolio of leading brands,” said Hanes Chief Operating Officer Gerald W. Evans Jr. “We believe we can make meaningful contributions to the continued execution of the Pacific Brands growth strategy and support it with our world-class low-cost supply chain. This will also add geographic scale that will benefit our existing Champion Australia business.”

Hanes will seek to retain the Pacific Brands’ senior management team to run the business after the acquisition.

The definitive purchase agreement has been unanimously approved by the boards of directors of both companies. The acquisition, which is subject to Pacific Brands shareholder approval and other customary closing conditions, is expected to close in the third quarter of 2016. Goldman, Sachs & Co. is serving as exclusive financial advisor to Hanes, while Baker & McKenzie is serving as legal counsel.

Hanes has updated its investor frequently-asked-questions document, which is available at www.Hanes.com/faq.

Webcast Conference Call

Hanes will host a live internet webcast of its investor conference call to discuss the acquisition announcement at 9 a.m. EDT Thursday, April 28, 2016. The webcast may be accessed on the investor page the Hanes corporate website, www.HanesBrands.com. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT April 28 through midnight EDT May 12, 2016. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 2123588.

Note on Non-GAAP Terms and Definitions

Adjusted operating profit, adjusted EPS, and EBITDA are not generally accepted accounting principle measures.

Adjusted operating profit is defined as operating profit excluding charges related to acquisitions and other actions, and adjusted EPS is defined as diluted EPS excluding charges related to acquisitions and other actions. EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization.

The company believes that adjusted operating profit, adjusted EPS, and EBITDA are useful measures to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations absent the effect of acquisition-related charges and other actions. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

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Cautionary Statement Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, among others, statements about the HanesBrands acquisition of Pacific Brands (the “Acquisition”), including the expected impact on HanesBrands’ sales, adjusted operating profit and adjusted EPS, and the expected timing for closing the acquisition are forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management, expressed in good faith. However, there can be no assurance that the expectation or belief will result or will be achieved or accomplished, and actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to our ability to achieve expected synergies and successfully complete the integration of Pacific Brands and other acquisitions; events that could give rise to a termination of the Acquisition agreement or failure to receive necessary approvals or funding for the Acquisition; the outcome of any litigation related to the Acquisition; the level of expenses and other charges related to the Acquisition and the funding thereof; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to manage our inventory effectively and accurately forecast demand for our products; the highly competitive and evolving nature of the industry in which we compete; the risk of improper conduct by any of our employees, agents or business partners that threatens our reputation and ability to do business; our complex multinational tax structure; significant fluctuations in foreign exchange rates; our ability to access sufficient capital at reasonable rates or commercially reasonable terms or to maintain sufficient liquidity in the amounts and at the times needed; risks associated with our indebtedness; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. There can be no assurance that the Acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Acquisition will be realized. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

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HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, JMS/Just My Size, L’eggs, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 65,300 employees in more than 40 countries and is ranked No. 490 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean, and is ranked No. 160 on the Forbes magazine list of America’s Best Employers. For seven consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award - the only apparel company to earn sustained excellence honors. The company ranks No. 246 on Newsweek magazine’s green list of 500 largest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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